EXHIBIT 99.1

CORAUTUS QUESTIONS & ANSWERS

***I would like to remind everyone that our Form 10-Q should be filed on or before August 14, 2003 and that we are limited to answering questions regarding current publicly available information.

How would you describe this alliance between Boston Scientific (NYSE: BSX) and Corautus (AMEX: CAQ)?

This alliance exists for the two companies to develop and commercialize cardiovascular and vascular therapies using the vascular endothelial growth factor gene 2, also known as VEGF-2.

How is the transaction with Boston Scientific structured?

This is a private investment for preferred stock and the potential for convertible debt as well as a $1 million license fee.

-	The combined investment could total $25 million:
-	Boston Scientific has made an initial $9 million investment in Corautus which represents 10% of Corautus’ equity on a fully diluted basis;
-	Boston Scientific paid an upfront $1 million license fee for certain intellectual property; and
-	At Corautus’ option, Boston Scientific will purchase convertible debt in three $5 million tranches, each tranche will be based on development milestone achievements by Corautus for a potential maximum amount of $15 million of convertible debt.

What are the terms of the $9 million equity investment?

Boston Scientific will receive 1,385,377 shares of Series D Preferred Stock. The Series D Preferred Stock is convertible into common stock at Boston Scientific’s election and votes with the common stock on matters put to a shareholder vote. The Series D Preferred Stock has a liquidation preference of $6.50 per share (or approximately $9 million in the aggregate). The Series D Preferred Stock does not have special dividend rights. Corautus has agreed to grant Boston Scientific registration rights in connection with the underlying common stock.

What are the terms of the convertible debt?

At Corautus’ option, Boston Scientific will purchase convertible debt in three $5 million tranches contingent upon the satisfaction by Corautus of certain developmental milestones, for a potential maximum amount of $15 million of convertible debt. A separate promissory note will be issued for each $5 million tranche. Each note accrues interest at 6% per annum and is repayable in three annual payments beginning five years after the issuance of the note unless converted due to a change of control. The debt may be converted into common stock upon certain change of control events.

What are the three development milestones that must be satisfied for the issuance of the convertible debt?

The three milestones can be satisfied in any order. The milestones are as follows:

1. Milestone I is the initiation of a Phase IIb clinical trial not later than June 30, 2004;

2. Milestone II is the closing of an equity round of financing, after the date hereof, with net proceeds received by Corautus of at least $10,000,000, and future commitments of at least an additional $10,000,000; and

3. Milestone III is the enrollment of at least 100 patients in a Phase III clinical trial.

What are the other relevant parts of this transaction?

Boston Scientific will provide specially designed catheters for clinical trials. In addition, Boston Scientific will offer access to relevant Boston Scientific intellectual property. There is also the possibility of developing additional technologies together.

Boston Scientific will become the exclusive worldwide distributor for Corautus’ products.

Describe Corautus?

We are located in San Diego and Atlanta and we are listed on The American Stock Exchange. Our ticker symbol is CAQ. We have approximately ten million shares outstanding. Corautus was formed through the merger of GenStar Therapeutics and Vascular Genetics in February of 2003.

We consider ourselves a company dedicated to treating cardiovascular disease which has largely been our concentration for several years, although we have explored other treatment areas where we believed our core technology might be applicable. The transaction with Boston Scientific reinforces our commitment to the cardiology field.

What is Corautus’ technology?

Corautus’ core technology is based upon gene transfer technology for “therapeutic angiogenesis.” In this technology, the injection of genes for vascular growth factors — VEGF-2 — is believed to stimulate the expression of a protein that stimulates the formation of new blood vessels to help compensate for reduced blood flow due to advanced cardiovascular disease. Earlier clinical trial data suggests that VEGF-2 injections have the potential to relieve patients’ symptoms, such as angina attacks, and improve the function of the heart.

What is VEGF-2?

VEGF-2 is Vascular Endothelial Growth Factor, which is a naturally occurring growth factor that is believed to stimulate the migration and growth of endothelial cells, essential components in the development of new blood vessels.

How does VEGF-2 work?

When injected into ischemic muscle tissue (this is muscle tissue that has a decreased blood supply caused by the constriction of blood vessels), the VEGF-2 gene is believed to encode the VEGF-2 protein, stimulating the creation of new blood vessels into nearby body tissue.

Based on data from earlier clinical trials, Corautus believes that when introduced into ischemic cardiac muscle cells, VEGF-2 will stimulate the growth of new blood vessels and increase blood flow to the ischemic cardiac tissue.

How does the gene therapy delivery system work?

The technical name for this is “naked DNA” plasmid delivery (plasmid is a small piece of DNA). This method efficiently delivers genetic material (which contains the VEGF-2 gene) directly to the muscle tissue where the gene transfer occurs. It is accomplished through direct tissue injection with a catheter.

The term is “naked DNA” because it contains no accessory packaging, such as encapsulation within viruses or liposomes. Corautus believes that the non-viral delivery of the naked VEGF-2 DNA plasmid may achieve a biological effect while minimizing the toxicity associated with viral vectors.

Please describe Boston Scientific’s catheter.

Boston Scientific is supplying the Phase IIB clinical trials with a new cardiac delivery catheter designed specifically to deliver genes to the heart without deactivating the gene.

How will Corautus use the funds?

The proceeds will be used to fund the company’s Phase IIB clinical trial for their lead product (VEGF-2 for the treatment of cardiovascular disease), transaction expenses, ongoing clinical development, as well as other operational expenses and debts.

How big a market do you foresee?

Coronary artery disease is a widespread disease, often a silent killer, and there are currently limited effective treatment options. It is estimated that six to seven million patients suffer from angina in the U.S. alone, and approximately 300,000 patients suffer from refractory coronary artery disease.

What would be the drug regime for the patients?

We anticipate that this will require an average of six injections (doses) per procedure.

Where is Corautus in its clinical development for this drug?

Corautus has completed a Phase I clinical trial utilizing a surgical procedure and a randomized, placebo-controlled Phase I/II clinical trial employing a percutaneous (through the skin) catheter based method to deliver the VEGF-2 plasmid DNA directly to the heart muscle. The Phase I/II clinical trial provided preliminary data that supports the development of the product and its delivery method.

Corautus expects to begin a Phase IIB trial in Q4 of 2003 (called Phase IIB GENASIS Trial). The primary endpoint for this is increase in exercise tolerance time (on a treadmill); secondary endpoints are progress in Nuclear Perfusion Imaging (SPECT) and a decrease in incidents of angina.

Will Coratus or Boston Scientific be conducting this trial?

Corautus will be conducting the trial. Boston Scientific will provide the catheters.

How was this technology originally developed?

Corautus’ core technology is based upon the pioneering research of the late Dr. Jeffrey Isner of Caritas St. Elizabeth’s Medical Center of Boston utilizing gene transfer therapy to effect therapeutic angiogenesis. The VEGF-2 gene was patented by Human Genome Sciences, Inc.

Do you envision any other applications for this technology?

We think that this technology may also be applicable for the treatment of Peripheral Artery Disease.

What is Corautus’ patent situation?

Corautus does not own any of the patents or patent applications relating to its core VEGF-2 technology but is the exclusive licensee of VEGF-2 for treatment of vascular disease utilizing gene therapy from Human Genome Sciences, Inc.

What are Corautus’ other partnerships/relationships?

Relationship

Human Genome Sciences (HGS)	Corautus holds an exclusive worldwide license from HGS for VEGF-2 gene for gene therapy of vascular disease.

Vical Incorporated	Corautus holds licenses from Vical as to patents relating to delivery methods of genes.

Caritas St. Elizabeth’s Medical Center	Corautus holds a nonexclusive license for injection of a gene into ischemic tissue.

Describe Corautus’ management?

Richard Otto, the CEO of Corautus, has 35 years experience in the cardiac therapy marketplace. He formerly was the CEO of CardioDynamics International and held key management positions at Cardiac Pacemakers (now a Guidant Company). He spent the earlier part of his career with Intermedics, Medtronic and Eli Lilly.

Robert Atwood, the CFO of Corautus, has 40 years of experience in financial management. He was an Executive Vice President and CFO of First Union Corporation and before that, he was a partner at Deloitte & Touche.

Will Corautus’ structure change?

We do not expect Corautus’ corporate structure to change but the additional funding will allow us to add additional specialists focused on the clinical trial.

Will Boston Scientific have a seat on the board?

Boston Scientific will not have a board seat but will have observation rights.

********

This document may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements. These risks include statements which address operating performance, events or developments that we expect or anticipate will occur in the future, such as projections about our future results of operations or our financial condition, benefits from the alliance with Boston Scientific, synergies from the merger between GenStar and Vascular Genetics, results of the reverse stock split, research, development and commercialization of our product candidates, anticipated trends in our business, approval of our product candidates and other risks that could cause actual results to differ materially. These risks are discussed in the Corautus Genetics Inc., and GenStar Therapeutics Corporation’s Securities and Exchange Commission filings, including, but not limited to, the risks discussed in Corautus’ Annual Report on Form 10-K (File No. 001-15833) filed March 28, 2003, all of which are incorporated by reference into this document.